Exhibit 10.6
TRONOX LLC
2010 CASH INCENTIVE PLAN
ARTICLE I
PURPOSE OF THE PLAN
     This plan shall be known as the Tronox LLC 2010 Cash Incentive Plan (the “Plan”) and shall be effective as of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”). The purpose of the Plan is to enable Tronox LLC (the “Company”) to retain in its employ persons of high competence by providing participating employees with an opportunity to receive additional cash incentive compensation. Capitalized terms and phrases not otherwise defined herein shall have the meanings ascribed thereto in Article II hereof.
ARTICLE II
DEFINITIONS
     For purposes of the Plan, the following terms shall have the meanings set forth below:
     2.1 “2010 Manager Pool” shall mean an amount of cash equal to the product of (x) the Senior Manager Target Bonus and (y) the applicable percentage of the target payable in accordance with Schedule A hereto based upon the Company’s achievement of the applicable levels of EBITDAR specified on Schedule A; provided that such amount shall not exceed $500,000.
     2.2 “Affiliate” means (i) any subsidiary company of the Company (or its successors) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, (ii) any company, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (iii) any other entity (including its successors) which is designated as an Affiliate by the Board.
     2.3 “Anadarko Litigation” means (i) the litigation known as Tronox Incorporated et al. v. Anadarko Petroleum Corporation et al., Case No. 09-1198 (ALG), and all related claims, actions, appeals, judgments, decisions, orders, awards, decrees or equitable relief of every kind, nature or description or (ii) any other environmental claim or legal action asserted by or against Anadarko Petroleum Corporation, Kerr-McGee Corporation and their respective past or present parents, subsidiaries, affiliates, predecessors, successors, directors, officers or representatives that is related to environmental matters.
     2.4 “Award” means an award granted under the Plan entitling a Participant to receive an amount payable in cash on such terms and conditions determined by the Committee in its sole discretion in accordance with the terms hereof.
     2.5 “Base Salary” shall mean each 2010 Participant’s base salary as set forth on Schedule A hereto.
     2.6 “Board” means the Board of Directors of the Company.

     2.7 “Cause” means with respect to a Participant’s termination of employment from and after the Effective Date, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of determination (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) the Participant’s material breach of any written agreement between the Company or any Affiliate and such Participant or the commission by a Participant of any indictable offense which carries a maximum penalty of imprisonment; (ii) perpetration by a Participant of an illegal act, or fraud which could cause economic injury to the Company; (iii) continuing failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (iv) a Participant’s willful misconduct with regard to the Company that could have a material adverse effect on the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of determination that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
     2.8 “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.
     2.9 “Committee” means the Compensation Committee of the Board; provided that if no such committee exists, the “Committee” means the Board.
     2.10 “Company” shall have the meaning set forth in Article I hereof.
     2.11 “EBITDAR” means the consolidated net income (or net loss) from continuing operations of the Company plus (a) without duplication, to the extent included in the calculation of consolidated net income or net loss for such period in accordance with GAAP, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) charges related to restructuring (including but not limited to facility closure and severance expense), asset impairment or other extraordinary items and fees and expenses incurred in connection with the Chapter 11 reorganization, the plan of reorganization, the financings expressly contemplated by the plan of reorganization, and any foreign asset based financing, (vi) any losses from discontinued operations or sales of assets other than in the ordinary course of business, (vii) non-cash expenses in respect of employees’ compensation payable in equity interests, (viii) losses incurred on the early extinguishment of debt, (ix) charges for legal and other expenses in connection with liabilities for litigation matters the liability for which have been estimated or determined under and in accordance with the plan of reorganization, (x) costs and expenses related to the Anadarko Litigation, (xi) provision for environmental restoration or remediation and (xiii) any other non-cash changes, including, but not limited to pension or post-retirement costs minus (b) without duplication, (i) gains recognized on the early extinguishment of debt, (ii) interest income, (iii) any unusual or nonrecurring income, including income from discounted operations, (iv) any other nonrecurring income or (v) to the extent included in the calculation of net income for such period in accordance with GAAP, any gains from sales of assets other than in the ordinary course of business and any other extraordinary gains, provided, however, that in any event and for all periods, non-cash gains or losses on foreign currency translation in connection with the re-measurement of balance sheet assets and liabilities shall be excluded from the calculation of EBITDAR. For the purposes of calculating EBITDAR for any period, if during such period the Company or any of its subsidiaries shall have made an acquisition, EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.
     2.12 “Effective Date” shall have the meaning set forth in Article I hereof.
     2.13 “Good Reason” means with respect to a Participant’s termination of employment from and after the date hereof: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of determination (or where there is such an agreement but it does not define “good reason” (or words or a concept of like import)), a voluntary resignation due to (i) the relocation of the Participant’s principal office, without his/her consent, to a location that increases by 35 or more miles the Participant’s one-way commute from his or her primary residence, or (ii) the failure of the Company to make any material payment or provide any material benefit in accordance with any such agreement (provided that in order to invoke a termination for Good Reason, (A) the Participant must provide written notice within ninety (90) days of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice, and (C) the Participant must terminate employment within thirty (30) days following the expiration of the Company’s cure period); or (b) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of determination that defines “good reason” (or words or a concept of like import), a voluntary termination due to good reason or words or a concept of like import), as defined in such agreement, and, for purposes of the Plan, as determined by the Committee in its sole discretion; provided that any definition that is effective under an employment agreement, change in control agreement or similar agreement after a change in control shall only be effective for purposes of this Plan after a change in control.
     2.14 “Participant” means any employee of the Company who is selected to participate in the Plan in accordance with Article IV hereof.
     2.15 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     2.16 “Plan” shall have the meaning set forth in Article I hereof.
     2.17 “Senior Manager Target Bonus” means the product of (x) twenty five percent (25%) and (y) the aggregate base salaries for all 2010 Senior Managers who are eligible to receive a 2010 Manager Bonus in accordance with Section 4.6(b). The maximum number of 2010 Senior Managers shall be twenty five (25). For the sake of clarity, subpart (y) of this definition of “Senior Manager Target Bonus” shall only include the base salaries of those 2010

Senior Managers who are employed by the Company on December 31, 2010 or who are terminated by the Company without Cause prior to December 31, 2010.
ARTICLE III
ADMINISTRATION
     3.1 General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (a) select Participants, (b) determine the amount of Awards granted to Participants under the Plan, (c) determine the conditions and restrictions, if any, subject to which the payment of Awards will be made, (d) certify that the conditions and restrictions applicable to the payment of any Award have been met, (e) interpret the Plan, including the definition of EBITDAR under the Plan and (f) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.2 hereof. The validity, construction, and effect of the Plan and the rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws, rules and regulations promulgated pursuant thereto.
     3.2 Plan Expenses. The expenses of the Plan shall be borne by the Company.
     3.3 Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan. The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.
     3.4 Delegation. The Committee may, to the extent permissible by applicable law, delegate any of its authority hereunder to such Persons as it deems appropriate.
     3.5 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
     3.6 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties in connection with the Plan.
ARTICLE IV
PARTICIPATION; GRANT AND PAYMENT OF AWARDS
     4.1 Participation. Subject to Section 4.6, Participation in the Plan shall be limited to those Participants selected by the Committee from time to time, and no employee of the

Company shall have any right to be selected as a Participant. Nothing in the Plan shall interfere with or limit in any way any right of the Company or any of its Affiliates to terminate any Participant’s employment at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company or any of its Affiliates for any period of time or to continue such Participant’s present (or any other) rate of compensation. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan. By accepting any payment under the Plan, each Participant and each Person claiming under or through such Participant shall be conclusively deemed to have indicated such Person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee. Subject to the terms and conditions of the Plan, determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.
     4.2 Grant of Awards. Subject to Section 4.6, the Committee shall determine the Participants to whom Awards under the Plan are granted. Awards granted under the Plan shall be denominated by reference to a dollar value and shall represent the right to receive a payment or payments on such terms and conditions as may be determined by the Committee in its sole discretion. The actual amount payable under an Award may be fixed at the time of grant or may be subject to a formula, the achievement of performance goals, or the performance of notional investment alternatives, in each case, as determined by the Committee in its sole discretion.
     4.3 Vesting of Awards. Subject to Section 4.6 the Committee may, in its sole discretion, impose such vesting or other restrictions on Awards granted under the Plan as it determines, and may accelerate the vesting of any Award granted hereunder at any time. The requirements for vesting of an Award may be based on the continued service of the Participant with the Company or its Affiliates for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its sole discretion.
     4.4 Payment of Awards.
          (a) General. Awards under the Plan shall be paid in cash at such time or times as determined by the Committee in its sole discretion and set forth in the applicable Award agreement taking into account the requirements of Code Section 409A.
          (b) Release. Upon acceptance of payment of any amount pursuant to an Award hereunder, the Participant shall be deemed to have unconditionally released and discharged the Company and any and all of the Company’s parent companies, partners, Affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, members, partners, agents, employees and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan with respect to such Award, including the determination of the amount payable under such Award and any other matter associated therewith.
     4.5 Impact of Termination of Employment. Subject to the Committee’s discretion as set forth in the following sentence and Section 4.6 below, all outstanding, unvested Awards granted under the Plan to a Participant shall be immediately forfeited by such Participant without any further action by the Company upon such Participant’s termination of employment with the Company and its Affiliates at any time and for any reason (or no reason). Notwithstanding the foregoing, the Committee shall have the power to determine in its sole discretion at the time of grant, or if no rights of the Participant are reduced, thereafter, the impact of a termination of a Participant’s employment with the Company and its Affiliates on the vesting and/or forfeiture of a Participant’s outstanding Awards hereunder.
     4.6 2010 Bonus.
          (a) General. Notwithstanding the foregoing, for the 2010 fiscal year, the individuals set forth on Schedule A hereto (each, a “2010 Participant”) shall be eligible to receive a cash bonus with respect to the Company’s achievement of EBITDAR for the 2010 fiscal year (the “2010 Bonus”) based upon the specified percentage of such 2010 Participant’s Base Salary. The actual amount of the 2010 Bonus for each 2010 Participant shall be based upon the Company’s achievement of the applicable levels of EBITDAR specified on Schedule A hereto. The 2010 Bonus shall be payable in a lump sum in cash no later than January 31, 2011, subject to the 2010 Participant’s continued employment with the Company on December 31, 2010; provided, however, in the event a 2010 Participant’s employment is terminated by the Company without Cause or by the 2010 Participant for Good Reason prior to December 31, 2010, the 2010 Participant shall be entitled to the full amount of the 2010 Bonus based on actual results, payable in accordance with this Section 4.6(a).
          (b) Senior Managers. Notwithstanding anything herein to the contrary, for the 2010 fiscal year, the employees of the Company designated as senior managers of the Company by the Company’s Chief Executive Officer, subject to the reasonable approval of the Committee, (“2010 Senior Managers”), shall be eligible to receive a cash bonus (the “2010 Manager Bonus”) equal to such 2010 Senior Manager’s allocated percentage of the 2010 Manager Pool. No later than December 31, 2010, the Committee shall allocate a percentage of the 2010 Manager Pool to each 2010 Senior Manager based on the recommendation of the Company’s Chief Executive Officer; provided, however, the sum of the percentages allocated to the 2010 Senior Managers in the aggregate shall in all events not exceed one hundred percent (100%); provided, further that the maximum bonus payable to any 2010 Senior Manager shall be $50,000. The 2010 Manager Bonus shall be payable in a lump sum in cash no later than January 31, 2011, subject to the 2010 Senior Manager’s continued employment with the Company on December 31, 2010; provided, however, in the event a 2010 Senior Manager’s employment is terminated by the Company without Cause prior to December 31, 2010, the 2010 Senior Manager shall be entitled to the full amount of the 2010 Manager Bonus based on actual results, payable in accordance with this Section 4.6(b).
          (c) Maximum Payments. Notwithstanding anything in this Plan to the contrary, the maximum amount of all payments under this Section 4.6 for the 2010 fiscal year shall be $3,148,000.

ARTICLE V
MISCELLANEOUS
     5.1 Successors. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event that the surviving company in any transaction to which the Company is a party is a subsidiary of another company, the ultimate parent company of such surviving company shall cause the surviving company to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent company) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.
     5.2 Nontransferability. No Award or right to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 5.2 shall be void. In the event of an attempted transfer by a Participant of an Award or a right to receive payment pursuant to the Plan contrary to this Section 5.2 hereof, the Committee may in its sole discretion terminate such Award or right.
     5.3 Withholding Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under the Plan.
     5.4 Amendment of the Plan. The Board reserves the right to amend any or all of the provisions of the Plan, by action of the Board (or a duly authorized committee thereof) at any time; provided that in no event shall any amendment or termination adversely affect the rights of Participants hereunder without the prior written consent of the affected Participants. Notwithstanding anything herein to the contrary, no amendment may (i) affect a Participant’s rights to the 2010 Bonus, (ii) increase the threshold, target or maximum performance targets set forth on Schedule A hereto or (iii) decrease a 2010 Participant’s threshold, target or maximum bonus opportunity.
     5.5 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.
     5.6 Titles and Headings. The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

     5.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 5.7 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.
     5.8 Governing Law. The Plan shall be governed by the laws of the State of New York, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction.
     5.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of New York in New York County or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York in New York County, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

     5.10 Code Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

SCHEDULE A

	2010 Target Bonus
2010 Participant	(percentage of Base Salary)	Base Salary
Dennis Wanlass	100%	$775,000
John Romano	65%	$360,000
Mike Foster	50%	$330,000
Robert Gibney	50%	$300,000

	Threshold	Target	Maximum
	$171,000,000 of	$190,000,000 of	$209,000,000 of
2010 Performance Targets	EBITDAR	EBITDAR	EBITDAR and above
Percentage of 2010 Target Bonus Payable for Achievement of EBITDAR for the 2010 Fiscal year	50%	100%	200%
The 2010 Bonus shall be determined using straight line interpolation for each of the metrics set forth above for performance between Threshold and Target and Target and Maximum performance, respectively.

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